                                                                    EXHIBIT 4-14

                                    AGREEMENT
                         (14% Junior Subordinated Notes)


         This Agreement dated as of January 31, 2000 (the "Agreement"), between Lexington Precision Corporation, a Delaware corporation (the "Company"), and Michael A. Lubin ("Holder").

         WHEREAS, Holder is the holder of certain 14% Junior Subordinated Notes due May 1, 2000, of the Company in the aggregate original principal amount of the U.S. $346,666.67 (individually, an "Original Note" and collectively, the "Original Notes");

         WHEREAS, the Company and Holder desire to, among other things, defer the payment of certain interest on the Original Notes on and subject to the terms hereof;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto intending to be legally bound, hereby agree as follows:

         1. Waiver. Subject to paragraph 2 hereof, the Holder hereby waives any Event of Default under the Original Notes resulting solely from (a) the failure of the Company to pay the interest on the Original Notes which is due on February 1, 2000 or (b) the failure of the Company to pay any principal or interest due on February 1, 2000 in respect of (i) the Company's 14% Junior Subordinated Notes due May 1, 2000, and/or (ii) the Company's 12-3/4% Senior Subordinated Notes due February 1, 2000 (the indebtedness referred to in clauses
(i), (ii) and (iii) is referred to herein as the "Other Indebtedness").

         2. Rescission of Waivers. The waivers in paragraph 1(b) hereof shall be automatically rescinded, without notice to the Company, in the event that the holder of any Other Indebtedness or trustee in respect thereof seeks to accelerate the maturity of any such Other Indebtedness or to enforce or exercise any remedies in respect thereof.

         3. Modification of Original Notes.

                  Notwithstanding anything to the contrary in the Original Notes, the Company and the Holder hereby agree that the interest on the Original Notes which is due and payable on February 1, 2000 (the "February 2000 Interest Payment"), will be deemed to be Defaulted Interest but will be payable on the earlier of (i) May 1, 2000, or (ii) substantially contemporaneously with the amendment of the Company's 12-3/4% Senior Subordinated Notes due February 1, 2000, as contemplated by the Company's Consent Solicitation Statement dated December 28, 1999.

         4. Effective Date; Applicability; Legend.

                  This Agreement shall be deemed effective as of January 31, 2000. This Agreement shall modify each Original Note and each Note issued upon transfer of, in exchange for, or in lieu of any Original Note or any other Note. Holder agrees that Holder will cause the following legend to be placed prominently on each Original Note and that any Note or Notes issued by the Company upon transfer of, in exchange for, or in lieu of the Original Note or any other Note shall have such legend placed thereon:

                  THIS NOTE HAS BEEN MODIFIED PURSUANT TO THAT CERTAIN AGREEMENT DATED AS OF JANUARY 31, 2000, A COPY OF WHICH IS AVAILABLE

         FOR INSPECTION AT THE OFFICES OF THE COMPANY AT 767 LEXINGTON AVENUE, 29TH FLOOR, NEW YORK, NEW YORK, AND REFERENCE SHOULD BE MADE THERETO FOR THE TERMS THEREOF.

         5. Representations and Warranties. Each of the parties represents and warrants that: (a) the execution, delivery and performance of this Agreement have been duly authorized by all requisite action on his or its part; and (b) this Agreement has been duly executed and delivered by him or it and constitutes his or its legal, valid, and binding agreement, enforceable against him or it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforceability of creditors' rights generally or general equitable principles.

         6. No Other Amendments.

                  Except as expressly amended, waived, modified, and supplemented hereby, each Original Note shall remain in full force and effect in accordance with its terms. Without limiting the generality of the foregoing, except as set forth in Section 1, 2 or 3 of this Agreement, nothing herein shall constitute a waiver of any rights or remedies of the Holder upon the occurrence of any Event of Default.

         7. General Provisions.

                  (a) Defined Terms. Capitalized terms used herein, unless otherwise defined herein, shall have the meaning ascribed thereto in the Original Notes.

                  (b) Counterparts. This Agreement may be executed by the parties in any number of counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be signed by facsimile transmission of the relevant signature pages hereof.

                  (c) Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York.

                  (d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs, successors, and assigns of the parties hereto and any and all transferees and holders of the Original Notes or any other Note.

                  (e) Headings. The paragraph headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

                  IN WITNESS WHEREOF, the Company and Holder have caused this Agreement to be duly executed and delivered as of the date first written above.

                                        LEXINGTON PRECISION CORPORATION



                                        By:  /s/ Warren Delano
                                        Name:    Warren Delano
                                        Title:   President



                                          /s/ Michael A. Lubin
                                              Michael A. Lubin